EXHIBIT (99)(a)

NEWS RELEASE

December 9, 2008
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP RECEIVES A $25.1 MILLION COMMITMENT FROM
THE U.S. TREASURY’S CAPITAL PURCHASE PROGRAM

Peoples Bancorp of North Carolina, Inc. (the “Company”)  (NASDAQ: PEBK), the parent company of Peoples Bank (the “Bank") today announced that it has received preliminary approval to participate in the U.S. Treasury Department’s Capital Purchase Program.  As a participant, the Company may issue up to $25.1 million in senior preferred stock, with related warrants to purchase up to $3.8 million in common stock, to the U.S. Treasury.  The anticipated sale of the preferred stock and warrants is expected to close within 30 days and is contingent upon the completion of standard closing documents and subsequent registration with the Securities and Exchange Commission.

“The preliminary approval is an important recognition of the strength and financial health of Peoples Bancorp of North Carolina,” stated Tony W. Wolfe, President and Chief Executive Officer.  “This capital, which is being provided at favorable market terms, will enhance our capacity to support our market areas through expanded lending activities and economic development.”

At September 30, 2008, the Company and the Bank were “well-capitalized” under all regulatory guidelines.  At that date, the Company’s Tier 1 Leverage Capital Ratio was 9.92% and its Total Risk Based Capital Ratio was 12.10%. Based on the September 30, 2008 financial statements, the addition of the maximum available new capital through the Treasury program will increase the Company’s Tier 1 Leverage Capital Ratio to approximately 12.64% and Total Risk Based Capital Ratio to approximately 15.10%.

The preferred stock will pay a 5% dividend for the first five years, after which the rate will increase to 9% if the preferred shares are not redeemed by the Company.  The preferred shares do not carry voting rights.  Terms and conditions of the transaction and the preferred stock will conform to those provided by the U.S. Treasury.  A summary of the Capital Purchase Program can be found on the Treasury’s web site at www.ustreas.gov/initiatives/eesa.

Peoples Bank operates entirely in North Carolina, with 11 offices throughout Catawba County, one office in Alexander County, three offices in Lincoln County, three offices in Mecklenburg County, one office in Union County, one office in Iredell County and one office in Wake County.  The Company’s common stock is publicly traded over the counter and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission,  including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2007.

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